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                                                                  EXHIBIT 10.70



                            EMPLOYMENT AGREEMENT
                            --------------------

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 7, 1997, between Ambassador Apartments, Inc., a Maryland corporation ("Employer") and the sole general Partner of Ambassador Apartments, L.P., a Delaware limited partnership (the "Operating Partnership" and, together with Employer and its other subsidiaries, the "Company"), and Debra A. Cafaro, an individual domiciled in the State of Illinois ("Executive").


                                  RECITALS

     A. The Company is engaged primarily in the acquisition, development, construction, renovation, leasing, ownership and management of multifamily apartment properties throughout the United States.

     B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience and background to the management and operation of the Company.

     C. Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Employer and its stockholders. Accordingly, the Board of Directors of Employer has determined that appropriate steps should be taken to reinforce and encourage the attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction. In order to induce Executive to enter the employ of Employer, among other things, this Agreement sets forth certain benefits Executive shall receive in the event there is a change of control of Employer under the circumstances described herein.

     D. Executive wishes to commit herself to serve Employer in the position set forth herein on the terms herein provided.

     E. The parties wish by this Agreement to set forth the terms and conditions of the employment relationship between Employer and Executive.

     Employer and Executive hereby agree as follows:

     1. EMPLOYMENT AND DUTIES.  During the Employment Term (as defined in
Section 2), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as President of Employer on the terms and conditions provided in this Agreement.







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Executive shall conduct, operate, manage and promote the business of the
Company, and exercise such other powers and authority as are customarily inherent in a similar position in a comparable publicly-held entity or as provided by the By-laws of Employer (the "By-laws"). The Board of Directors of Employer (the "Board") may from time to time further define and clarify Executive's duties and services hereunder or under the By-laws in a manner consistent with the office of President and the scope of work set forth herein. Executive agrees to devote her best efforts and substantially all of her business time, attention, energy and skill to performing her duties to Employer under this Agreement. Employer also agrees during the Employment Term to take all reasonably necessary or desirable actions within its control to cause Executive to continuously serve as a member of the Board, including, without limitation, nominating Executive as a director of Employer for purposes of the periodic election of directors by Employer's stockholders, and including Executive in such proxy materials, annual reports and other documents in which directors of Employer are appropriately included, whether for purposes of election or otherwise. Pending the upcoming annual meeting of stockholders of Employer, Executive has, as of the date hereof, become a member of the Board through the appropriate vote of the members of the Board, having been appointed to fill the vacancy created by the resignation of Richard F. Cavenaugh.

     2. TERM. Unless terminated earlier pursuant to the provisions of Section 5, the initial term of this Agreement (the "Initial Term") shall commence on April 4, 1997 (the "Effective Date") and expire on December 31, 1999 (the "Scheduled Termination Date"), provided, however, that this Agreement shall extend automatically for one-year terms following the Initial Term (each a "Renewal Term" and, together with the Initial Term, the "Employment Term"), unless either party shall give the other party, prior to 180 days before the end of the Initial Term or respective Renewal Term, written notice of its intention to terminate the Employment Term.

     3. COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY. As compensation for performing the services required by this Agreement, and during the Employment Term, Employer shall pay to Executive a salary at a rate of no less than $225,000 per year in the period from the Effective Date until December 31, 1997, $247,500 in the year thereafter (i.e., calendar 1998), $272,250 in the year thereafter (i.e., calendar 1999), and in each year thereafter an amount no less than 110% of the prior year minimum amount ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel implemented by Employer







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(but no less frequently than monthly), subject to withholding for applicable federal, state and local taxes. Increases in Base Compensation above that provided for in this Section 3(a), if any, shall be determined by the Board, or the Compensation and Benefits Committee of the Board or such other committee of the Board then performing such function (the "Committee") based on periodic reviews of Executive's performance conducted on at least an annual basis.

     (b) BONUS. In addition to Base Compensation, the Board or the Committee, as applicable, in its sole and absolute discretion may, but shall in no event be obligated to, authorize the payment of a bonus to Executive, payable in cash or shares of Common Stock of Employer ("Common Stock"), based upon achievement of corporate and individual performance objectives established by the Board or the Committee, as applicable. Notwithstanding the foregoing, provided that Executive remains employed by Employer through December 31, 1997, for the period from the Effective Date until December 31, 1997, Executive shall receive a bonus in an amount not less than 90% of the bonus received by the Chief Executive Officer of Employer for the year ended December 31, 1997, payable at the time and in the manner as the bonus for the Chief Executive Officer of Employer (with no reduction or proration for a partial year).

     (c) BENEFITS. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and her eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates) according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan or limit Executive's participation in that plan to the extent required to maintain such qualification; provided that Executive shall be treated with respect to such plan no less favorably than the Chief Executive Officer of the Company.

     (d) VACATION AND LEAVES OF ABSENCE. Executive shall be entitled to four weeks of paid vacation leave during each 12-month period and paid holidays in accordance with Employer's established policies. In addition to the foregoing, Executive may be granted leaves of absence with or without pay as shall be mutually agreed upon by the Board and Executive.







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     (e) EXPENSES.  Executive shall be reimbursed, subject to the Company's receipt of invoices or similar records as the Company may reasonably request in accordance with its generally applicable policies and procedures, for all reasonable and necessary expenses incurred by Executive in the performance of her duties hereunder.

     (f) OPTIONS. During the Employment Term, Executive shall have the right to participate in Employer's 1994 Stock Incentive Plan, 1996 Stock Incentive Plan, 1997 Long Term Incentive Plan and any similar plan adopted by Employer; provided, however, all grants of stock options with respect to such plans, and the terms of such options, shall be in the sole and absolute discretion of the Board or the Committee, as applicable. Notwithstanding the foregoing, Employer shall on the date of this Agreement, but subject to approval of Employer's 1996 Stock Incentive Plan by its stockholders, at its forthcoming annual meeting of stockholders to be held on May 15, 1997 (which approval is being requested in Employer's proxy statement with respect to such meeting), grant to Executive stock options to purchase a number of shares of Common Stock equal to 80,000 minus the number of Common Units purchased by Executive pursuant to Section 3(g), and one-fourth of such options shall vest on each of the dates six months, twelve months, eighteen months and twenty-four months after the Effective Date, with all such options vesting and becoming immediately exercisable upon a Change of Control or the Termination of Employment of Executive as a result of Executive's death, by Employer for Disability or not for Cause, or by Executive for Good Reason, and shall have an exercise price equal to the Fair Market Value (as defined in Employer's 1996 Stock Incentive Plan of the Common Stock on the date of such grant (i.e., the Effective Date hereunder, such price being listed on Exhibit B hereto), and a term of 10 years; provided, however, in the event of Executive's Termination of Employment for Cause, any outstanding options (whether or not vested and exercisable) shall be forfeited and shall terminate immediately on the date of such Termination of Employment; and provided further that any outstanding exercisable options shall be exercisable following the Termination of Employment of Executive only for a period of 12 months following such termination if such termination is due to death, Disability or Retirement and only for a period of 3 months if such termination is for any other reason other than for Cause (in the case of for Cause, the options are immediately forfeited and are not exercisable). For purposes of this Section 3(f), the terms Cause, Change of Control, Disability, Good Reason, Retirement and Termination of Employment shall have the meanings assigned to such terms in Employer's 1996 Stock Incentive Plan.







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     (g)  LOAN.  The Company shall lend to Executive $700,000 (the "Loan"), which, together with $100,000 of Executive's own funds, shall be used to purchase Common Units in the Operating Partnership at a price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of such purchase, to be the date hereof, and such price being listed on Exhibit B hereto. The Loan shall bear interest, payable quarterly, at the applicable federal rate, have (subject to the next sentence hereof) a maturity date of the earlier of June 30, 2000, and the date 6 months after the termination of Executive's employment with the Company, shall be secured by a pledge of all of the Common Units purchased and shall be non-recourse to Executive's assets other than the pledged Common Units. Notwithstanding the preceding sentence, the June 30, 2000, maturity date of the Loan shall not be accelerated by any termination of the Employment Term pursuant to Sections 5(a)(i), 5(a)(iii), 5(b)(i) (other than pursuant to clause (z) of the definition of Good Reason) or 5(c) of this Agreement. In addition, the accelerated maturity date applicable to any other termination of the Employment Term (i.e., the date which is 6 months following such termination) shall be extended by the duration of and for so long as there shall exist any blackout period or other condition not in the control of Executive which becomes operative during the period following such termination and which prohibits the conversion of the Common Units pledged in connection with the Loan into Common Stock, or a delay not in the control of Executive in registering the Common Stock received upon conversion of such Common Units for sale, either due to the pendency of a registration blackout or caused by the unavailability of such a registration statement or a prospectus as may be necessary for such sale to be effectuated. The intent of the foregoing extensions of the accelerated maturity date is to afford Executive the full benefit of a "normal" six-month period following termination of the Employment Term in which to convert such Common Units and to sell such Common Stock, so as to be able to repay the Loan.

     (h) PARKING. During the Employment Term, Employer shall provide Executive with parking privileges equal to those provided by Employer to the Chief Executive Officer of Employer.

     (i) SCHEDULE OF EXERCISE AND PURCHASE PRICE. The exercise price for the options granted hereunder and the purchase price for the Common Units to be purchased on the date hereof, having been determined as of the date hereof, are listed on Exhibit B hereto, as are the respective numbers of options and units granted and to be sold.








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     4. CHANGE OF CONTROL COMPENSATION.  On only one occasion, in the event of a Change of Control of Employer during the Employment Term or within 6 months after a termination of the Employment Term by Employer pursuant to Sections 5(a)(i) or 5(a)(iii) in contemplation of such Change of Control or by Executive pursuant to Section 5(b)(i), Employer shall pay to Executive, within 30 days after the date of such Change of Control, in one lump sum, subject to withholding for applicable federal, state and local taxes, an amount equal to
(a) if the Change of Control occurs before December 31, 1997, $700,000 and (b) if the Change of Control occurs after December 31, 1997, two times the sum of Executive's Base Compensation for the prior calendar year and Executive's Bonus with respect to the prior calendar year, in each case, annualized if the Employment Term was less than a full year in such year ("Change of Control Compensation"); provided, however, Executive may, at her election, and only at her election, (i) extend the otherwise effective duration of the covenants under Section 6(b) (excluding those relating to the private practice of law) by up to an additional 24 months, in exchange for a payment to her by Employer of $24,000 per month with respect to the first 12 months of such extension and $12,000 per month with respect to the next 12 months of such extension, payable in the same manner and at the same time as the Change of Control Compensation; and provided further that Executive agrees to and accepts an offsetting reduction, on a dollar-for-dollar basis, in the Change of Control Compensation and in no event shall the aggregate amount of such additional payments exceed the amount by which the Change of Control Compensation is so reduced or, in the alternative, (ii) elect to terminate the Employment Term pursuant to Section 5(b)(i), whereby the Termination Compensation payable in respect thereto shall reduce the Change of Control Compensation on a dollar-for-dollar basis by the amount of the Termination Compensation received by her. Any such election by Executive shall be made within thirty days after a Change of Control.

     For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than
(i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (ii) a corporation owned directly or indirectly by the stockholders of Employer in substantially the same proportions as their ownership of stock of Employer, or controlled directly or indirectly by the stockholders of Employer, or (iii) David M. Glickman or any of his affiliates becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or







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indirectly, of securities of Employer representing 50% or more of the total voting power represented by Employer's then outstanding securities which vote generally in the election of directors (referred to herein as "Voting Securities"); or

     (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

     (c) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, and such transaction is consummated; or

     (d) the stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale, assignment, conveyance, transfer, lease or other disposition by Employer of (in one transaction or a series of transactions) all or substantially all of Employer's assets, and such transaction is consummated.

     5. TERMINATION AND TERMINATION BENEFITS.

     (a) TERMINATION BY EMPLOYER. (i) WITHOUT CAUSE. Employer may terminate the Employment Term and Executive's employment at any time for any reason or for no reason at all upon two weeks' prior written notice to Executive. Employer may elect to require Executive to continue her employment under this Agreement for a period up to 60 days, subject to the definition of duties set forth in Section 1. In connection with the termination of Executive's employment pursuant to this Section 5(a)(i), Executive shall (A) be paid her Base Compensation and any bonus otherwise payable to her in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(h) up to the effective date of such termination and such other benefits as are required by law and (B) receive the Termination Compensation specified in Section 5(d).








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             (ii) WITH CAUSE.  Employer may terminate the Employment Term with
Cause immediately with written notice to Executive. Employer may elect to require Executive to continue to perform her duties under this Agreement for a period up to 30 days following notice of termination, subject to the definition of duties set forth in Section 1. In connection with the termination of Executive's employment pursuant to this Section 5(a)(ii), Executive shall (A) be paid her Base Compensation up to the effective date of such termination, (B) forfeit her entitlement to any bonus otherwise payable to her in accordance with Section 3(b) (other than bonuses previously awarded for prior years and remaining unpaid, and with nonforfeiture of any cash or stock previously transferred to Executive in payment of bonuses for prior years) and (C) be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(h) up to the effective date of such termination and such other benefits as are required by law. For purposes of this Agreement, "Cause" shall mean a finding by the
Board:

                  (1) that Executive has materially harmed Employer or the Operating Partnership through an act of dishonesty or material conflict of interest which relates to the performance of Executive's duties hereunder,

                  (2) that Executive was convicted of a felony, or

                  (3) that Executive has failed to perform in any material respect the duties required by this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

             (iii) DISABILITY. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four consecutive months to perform in any material respect the duties required by this Agreement, Employer may terminate the Employment Term upon 30 days' written notice to Executive. In connection with the termination of Executive's employment pursuant to this Section 5(a)(iii), Executive shall (A) continue to receive her Base Compensation payable to her in accordance with Section 3(a) and be entitled to the benefits set forth in Sections 3(c) (or the after-tax cash equivalent







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thereof), 3(d), 3(e) and 3(h) up to the effective date of such termination, (B)
be paid any bonus otherwise payable to her in accordance with Section 3(b) and
(C) receive the Termination Compensation specified in Section 5(d).  This
Section 5(a)(iii) shall not limit the entitlement of Executive, her estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

     (b) TERMINATION BY EXECUTIVE. (i) WITH GOOD REASON. Executive may terminate this Agreement with Good Reason upon written notice to Employer. At the election of Employer, Executive shall continue her employment under this Agreement, subject to the definition of duties set forth in Section 1, for a period up to 30 days following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(b)(i), Executive shall (A) be paid her Base Compensation and any bonus otherwise payable to her in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and 3(h) up to the effective date of such termination and (B) receive the Termination Compensation specified in Section 5(d).

     For purposes of this Agreement, "Good Reason" shall mean (x) the material breach by Employer of its obligations hereunder and the failure of Employer to cure such breach within 30 days after receipt by Employer of a written notice from Executive specifying in reasonable detail the nature of the breach, or (y) any material diminution in the scope of Executive's responsibilities and duties, or (z) if and only if Executive makes an election following a Change of Control to receive Termination Compensation and a corresponding reduction in the Change of Control Compensation as specified in Section 4 and under no other circumstances following a Change of Control.

             (ii) WITHOUT GOOD REASON. Executive may terminate the Employment Term at any time for any reason or for no reason at all upon 60 days' written notice to Employer, during which period Executive shall, subject to the definition of duties set forth in Section 1, continue to perform her duties under this Agreement if Employer so elects, provided, however, that, by written notice to Executive, Employer shall have the right to accelerate the effective date of such termination to any date following Executive's notice of termination (including the day on which such notice is given). In connection with the termination of Executive's employment pursuant to this Section 5(b)(ii), Executive shall be paid her Base Compensation and any bonus otherwise payable to her in accordance with Sections 3(a) and







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3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d), 3(e) and
3(h) up to the effective date of termination.

     (c) DEATH. Notwithstanding any other provision of this Agreement, the Employment Term shall terminate on the date of Executive's death. In connection with the termination of Executive's employment pursuant to this
Section 5(c), Executive shall be paid her Base Compensation and any bonus otherwise payable to Executive by reason of Executive's performance up to the date of Executive's death in accordance with Sections 3(a) and 3(b). This
Section 5(c) shall not limit the entitlement of Executive under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

     (d) TERMINATION COMPENSATION. In the event of a termination of the Employment Term pursuant to Section 5(a)(i), 5(a)(iii) or 5(b)(i), Employer shall pay to Executive, within 30 days of termination, in one lump sum, subject to withholding for applicable federal, state and local taxes, an amount equal to (i) if the termination occurs after the Effective Date but prior to December 31, 1997, $375,000 and (ii) if the termination occurs after December 31, 1997, the greater of (A) 50% of Executive's annual Base Compensation as of the effective date of termination or (B) 50% of the product of (1) Executive's annual Base Compensation as of the effective date of termination times (2) a fraction, the numerator of which is the number of days between such date of termination and expiration of the Employment Term and the denominator of which is 365 ("Termination Compensation"); provided, however, if there shall have been a Change of Control such that Executive has received or within the six-month plus 30-day period after the date of such termination receives the Change of Control Compensation provided for in Section 4, then the amount of the Termination Compensation shall be zero unless Executive shall have made an election following a Change of Control to receive the Termination Compensation and a corresponding reduction in the Change of Control Compensation as specified in Section 4, in which case the amount of the Termination Compensation shall not be reduced.

     6. COVENANTS OF EXECUTIVE.

     (a) NO CONFLICTS. Executive represents and warrants that she is not personally subject to any agreement, order or decree which restricts her entering into this Agreement and performing her duties with Employer hereunder.

     (b) RESTRICTIVE COVENANT;. (i) During the Employment Term and for a period of one year following the termination of the







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Employment Term (the "One Year Period" and, together with the Employment Term, the "Restrictive Period"), except for Passive Investments and except for investments held as of the date hereof and identified on Exhibit A and except for the Permitted Practice of Law (as defined below) during the One Year Period, Executive shall not engage in, directly or indirectly, or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, in a profit-making activity involving the acquisition, development, construction, renovation, leasing, ownership or management of multifamily apartment properties in the Territory; provided, however, notwithstanding the foregoing, Executive shall not be prohibited during the One Year Period from practicing law, either in private practice or as an employee of an entity, so long as she does not participate in the representation or counseling of any Competitor (as defined below) or receive a special benefit as a result of the representation or counseling of such Competitor by another person (such practicing of law, including such restriction, is herein referred to as "Permitted Practice of Law"). The term Competitor shall mean a business enterprise that, as a significant component of its activities, and not merely incidental to an unrelated business, engages on an ongoing basis in the acquisition, development, construction, renovation, leasing, ownership or management of multifamily apartment properties in the Territory.

                  (ii) Unless Executive has elected following a Change of Control pursuant to Section 4 to extend the period of the restrictions contained in this Section 6(b), a termination of the Employment Term pursuant to Sections 5(a)(i), 5(a)(iii) or 5(b)(i) (other than pursuant to clause (z) of the definition of Good Reason) shall automatically and ipso facto terminate the restrictions contained in Section 6(b)(i) as of the date of such termination, and in addition a failure by either party to extend this Agreement pursuant to Section 2 shall, notwithstanding any other provision of this Agreement to the contrary, allow Executive as of the termination of the Employment Term to engage in the practice of law in any capacity except directly or indirectly as general counsel of a Competitor. If the restrictions contained in Section 6(b)(i) have been terminated pursuant to this
Section 6(b)(ii), and Executive thereafter makes an election to extend the duration of such restrictions pursuant to Section 4, such restrictions shall be reinstated as of the date of and for the period requested in such election, except that thereafter Executive shall be permitted to engage in the private practice of law in any capacity except directly or indirectly as general counsel of a Competitor.

             (iii)  Executive may reduce the duration of the







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restrictions contained in this Section 6(b) during the one year period following the termination of her employment (but as to no portion of the Restrictive Period occurring prior to such termination) by as many as 10 months (the duration of an extension by Executive following a Change of Control and pursuant to Section 4, if any, to be added to the end of such reduced period), in exchange for a lump sum payment by her to Employer in an amount equal to $36,000 times the number of months by which the term of such covenants are to be reduced, such amount to be paid in cash at the time of election or offset against sums otherwise due Executive from Employer in respect of the termination. In addition, Executive may, at any time, terminate an extension by Executive pursuant to Section 4, if any, in which case Employer shall be relieved of its obligation to make the payments required as a result of such extension allocable to the period after the termination of the extension and Executive shall reimburse Employer for any payment thereof previously made to Executive allocable to the period after the termination of the extension. In each case, such election shall be by written notice prior to the date of such election.

           (iii)  For purposes of this Agreement,

      (A)  a "Passive Investment" is an investment where
           (1) Executive beneficially holds an equity interest in such investment which is no greater than 5% of all equity interests in such entity or venture, whether or not such entity or venture is subject to the reporting requirements of the Exchange Act and (2) Executive's federal income tax return is based in all material aspects upon the money or other assets invested and as to which no services are provided;

      (B) a "Principal Market" is a geographic market area in which the Company, directly or indirectly through the Operating Partnership or any of their respective subsidiaries or affiliates (collectively, the "Group"), during the Employment Term and, for purposes of the Restrictive Period following the termination of the Employment Term, on the last day of the Employment Term, owns or manages more than 1,000 apartment units; and

      (C) "Territory" means (1) during the Employment Term, anywhere in the United States of America, and (2) during the Restrictive Period following the termination







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         of the Employment Term, the Principal Markets.

     (c) NO SOLICITATION. During the Restrictive Period, Executive shall not, directly or indirectly, solicit or contact any employee of any member of the Group with a view to inducing or encouraging such employee to leave the employ of the Company or such other person for the purpose of being hired by Executive, an employer affiliated with Executive or any competitor of any member of the Group.

     (d) NON-DISCLOSURE. Executive shall not disclose or use, during the Restrictive Period or any time thereafter, except in the pursuit of the business for or on behalf of the Group, any Trade Secret of the Group, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form.

     For purposes of this Agreement, "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to the Group from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, tenant lists and other proprietary commercial information. However, the term "Trade Secrets" shall not include general "know-how" information acquired by Executive during the course of her employment which could have been obtained by her from public sources without the expenditure of significant time, effort and expense which does not relate to the Group.

     (e) RETURN OF DOCUMENTS. Upon termination of employment, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other property of the Company within Executive's possession or under her control, but specifically excluding personal effects of Executive such as her personal rolodex, diary and files, whether in written or electronic form, including computer files.

     (f) ACKNOWLEDGMENT. Each of Employer and Executive acknowledges that Executive will be directly and materially involved as a senior executive officer in important policy and operational decisions of Employer and other members of the Group. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 6 are fair and reasonable, are the minimum necessary to protect Employer, other members of the Group, the stockholders of Employer and the public from the unfair actions, direct or indirect, of Executive who, as a result of her employment with Employer, will have had unlimited access to the most confidential and important information of Employer, other members of the Group, and the business and future plans of the Group.

     7. PRIOR AGREEMENT. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and the Company and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

     8. ASSIGNMENT. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by her shall be void. Employer may assign all or any of its rights hereunder to any member of the Group (which in itself shall not constitute a Change of Control), in which case, the term Employer as used in the definition of Change of Control shall continue to refer to Ambassador Apartments, Inc., and Employer may assign all or any of its rights hereunder to any other person provided that substantially all of the assets of the Company are also transferred to such other person (which in itself may or may not constitute a Change of Control and which will in any event not otherwise affect the Change of Control provisions hereof), in which case, after such assignment the term Employer shall refer to such other person, and provided further that Employer complies with Section 9.

     9. SUCCESSOR TO EMPLOYER. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business or assets of Employer, as the case may be, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place.
Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to

Executive's estate.

     10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by overnight courier service, or by facsimile transmission, in any case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

     (a) if to Executive, to:

         Debra A. Cafaro
         248 South Avenue
         Glencoe, IL  60022

         With a copy to:
         --------------
         Barack Ferrazzano Kirschbaum Perlman & Nagelberg
         333 W. Wacker Drive, Suite 2700
         Chicago, IL  60606
         Attention: Howard A. Nagelberg
         Telephone:  (312) 984-3198
         Facsimile:  (312) 984-3150

     (b) if to Employer, to:

         Ambassador Apartments, Inc.
         77 West Wacker Drive, Suite 4040
         Chicago, IL 60601
         Attention:  Chief Executive Officer
         Telephone:  (312) 917-1600
         Facsimile:  (312) 917-9910

         With a copy to:
         --------------
         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, IL  60601
         Attention:  Robert S. Osborne, P.C.
         Telephone:  (312) 861-2368
         Facsimile:  (312) 861-2200

     11. AMENDMENT. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

     12. WAIVER OF BREACH. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     13. SEVERABILITY. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under the existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

     14. OPPORTUNITY TO EMPLOY COUNSEL. Executive acknowledges receipt of a copy of this Agreement prior to its execution by her and also acknowledges that she has had ample time and opportunity to employ counsel of her choice to provide advice concerning the terms and conditions of this Agreement and Executive's prospective employment with Employer.

     15. EQUITABLE RELIEF; LIMITATIONS ON RELIEF. In the event of any breach by either party of any of the covenants contained in this Agreement, including, without limitation, any covenant contained in Section 6, it is specifically understood and agreed that the other party shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and, in the case of Employer, to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

     16. INDEMNIFICATION.

     (a) INDEMNIFICATION BY EMPLOYER. To the extent permitted by applicable law, Employer shall indemnify Executive to no lesser extent than as provided in its Articles of Incorporation and Bylaws as of the date of this Agreement.

     (b) INDEMNIFICATION BY EXECUTIVE. Executive shall indemnify the Company for any and all damages, costs and expenses resulting from any of her acts or omissions that cause harm to the Company, its business or its reputation, but only if and to the extent that Employer is not required to indemnify Executive therefor pursuant to Section 16(a).

     (c) INSURANCE. Executive shall be entitled to the same benefits under Employer's director's and officer's liability insurance policy as are provided to the other members of the Board and senior executive officers of Employer.

     (d) TAXES. All payments under this Agreement shall be net of any income or other taxes imposed on Executive that the Company is required to withhold. If it is determined that the Company is liable for any tax (or any interest, penalty or additional amount with respect to such tax) as a result of any failure to withhold any income or other taxes with respect to any amounts received by Executive in connection with Sections 3(g), 4, 5(d) or 6, Executive shall indemnify and hold harmless the Company against such taxes, interest, penalties and additional amounts.

     17. GOVERNING LAW. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

     18. NOTICE OF FUTURE EMPLOYMENT. Executive agrees that during the period that Executive is subject to the restrictions contained in Section 6(b), Executive will within 14 days of each instance of new employment, notify Employer in writing of the identify of her new employer and the job title associated with such employment.

     19. OPERATING PARTNERSHIP AND RELATED AGREEMENTS. Employer shall take all reasonably necessary or desirable actions within its control to cause the Operating Partnership to effectuate the purpose and intent of this Agreement. Employer shall also take all reasonably necessary or desirable actions within its control to cause Executive to become a party to, and beneficiary of, the Exchange Rights Agreement and the Registration Rights Agreement to which other senior executives of Employer are parties, it being intended that the Common Units to be acquired by Executive in connection with this Agreement and the Common Stock issuable upon exchange of such Common Units be subject to the benefits and burdens of such agreements; provided, however, in the event that Executive is unable to become a party to and beneficiary of such agreement, Employer and Executive agree to negotiate in good faith to reach mutually acceptable arrangements that provide for benefits and burdens as close to those contained in such agreements as is possible so as to provide Executive with the practical substantive equivalents of the exchange rights with respect to her Common Units and registration rights with respect to the Common Stock received upon exchange thereof that are held by the Chief Executive Officer of Employer.

     20. COVENANTS OF EMPLOYER. Employer represents that it is duly authorized to enter into this Agreement; and that effect as of the execution of this Agreement Executive has been duly elected, on an interim basis, to the Board by valid Board action.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      AMBASSADOR APARTMENTS, INC.


                                      By: _________________________
                                          Name:
                                          Title:



                                      ______________________________
                                      Debra A. Cafaro

                                  EXHIBIT A
                                     to
                            EMPLOYMENT AGREEMENT

                                    None.

                                  EXHIBIT B
                                     to
                            EMPLOYMENT AGREEMENT

Fair Market Value of Common Stock as of Effective Date of April 7, 1997, determined by the closing price of Common Stock as of that date: $24.25 per share.


Resulting Option Exercise Price: $24.25 per share

Resulting Common Unit Purchase Price: $24.25 per share

Resulting Number of Options: 47,010

Resulting Number of Common Units: 32,990